Calculation of Filing Fee Tables
S-3
Philip Morris International Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	Floating Rate Notes due 2028	457(r)	400,000,000		$ 400,000,000.00	0.0001531	$ 61,240.00
Fees to be Paid	2	Debt	4.125% Notes due 2028	457(r)	750,000,000		$ 747,435,000.00	0.0001531	$ 114,432.30
Fees to be Paid	3	Debt	4.375% Notes due 2030	457(r)	750,000,000		$ 743,925,000.00	0.0001531	$ 113,894.92
Fees to be Paid	4	Debt	4.875% Notes due 2035	457(r)	600,000,000		$ 587,964,000.00	0.0001531	$ 90,017.29
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 2,479,324,000.00		$ 379,584.51
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 379,584.51
Offering Note
[1]	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This 'Calculation of Filing Fee Table' shall be deemed to update the 'Calculation of Registration Fee' in the Company's Registration Statement on Form S-3 (File No. 333-269690) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

[2]	Please See Footnote 1

[3]	Please See Footnote 1

[4]	Please See Footnote 1

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $2,479,324,000.00. The prospectus is a final prospectus for the related offering.